Exhibit 99.2

      GENESEE & WYOMING ANNOUNCES DELAY IN RESTORATION OF HURRICANE-DAMAGED RAIL LINE AND WRITE-DOWN OF MEXICAN ASSETS IN THE THIRD QUARTER OF 2006

    GREENWICH, Conn., Nov. 1, 2006 /PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that in connection with the preparation of its Form 10-Q for the three and nine month periods ended September 30, 2006, GWI has determined that it will record non-cash expense in the third quarter of 2006 of US$34.1 million after-tax, or $0.90 per share, reflecting the write-down of the non-current assets and related charges of its Mexican railroad operations, Ferrocarriles Chiapas-Mayab, S.A. de C.V. ("FCCM") and GW Servicios S.A. ("Servicios").

    In October 2005, FCCM's operations were struck by Hurricane Stan with the most severe impact concentrated in the State of Chiapas between the town of Tonala and the Guatemalan border. Approximately seventy bridges were damaged or destroyed and various segments of track were washed out. Over the past twelve months, FCCM has been working with the Mexican Ministry of Communications and Transportation (SCT) and other Mexican government agencies to develop a reconstruction plan for the damaged portion of the railroad. As announced by GWI in July 2006, FCCM received a letter from the SCT indicating that the SCT intended to fund 75% of the US$20 million expected cost to rebuild the rail line subject to certain conditions. That project was expected to begin prior to year-end 2006.

    Since July 2006, FCCM has been negotiating a formal agreement with the SCT and undertaking project design work. However, recent actions taken by the National Water Commission ("CNA") and other Mexican government agencies in the storm-damaged area have significantly increased the cost of the rail line reconstruction project and have made the timetable to completion uncertain. As a result, it is not clear that adequate resources are available to fund the project.

    For the twelve months ended September 30, 2006, FCCM recorded operating losses of $4.2 million (excluding the write-down), reducing GWI's diluted EPS by approximately $0.07. Going forward, GWI expects to continue to incur operating losses from the Mexican business and may record additional charges, depending on the outcome of discussions with the Mexican Government.

    GWI is engaged in a number of actions seeking rapid resolution of the situation. First, FCCM continues to be positively engaged with the SCT regarding restoration of the Chiapas line and financial support for FCCM. Second, FCCM has filed a formal request with the Mexican Government for financial compensation for damages caused by Hurricane Stan. Third, if these actions are not successful, GWI is pursuing other options for the railroad.

    As previously disclosed, on September 15, 2006, Servicios was unable to fund its principal and interest payment of US$1.9 million due under its loan agreements, and GWI decided not to advance these funds to Servicios. As a result, the lenders to the Mexican operations have the right to accelerate the outstanding debt and commence actions to (i) collect on the entire outstanding balance under the loan agreements (approximately US$15.2 million), or (ii) exercise their rights to the collateral pledged under the loan agreements, including FCCM's rolling stock and GWI's shares in FCCM and Servicios. If the lenders accelerate the outstanding debt, they may demand immediate payment of $8.9 million pursuant to GWI's partial guarantee of the debt. Neither this payment default, nor any action taken by the lenders to collect under the loan agreements, will result in a default under GWI's other outstanding debt obligations.

    John C. Hellmann, President of GWI, commented, "The increased cost and indefinite timing of the Chiapas rail line reconstruction have resulted in an unsustainable business for FCCM. Without support from the Mexican Government during the reconstruction period, FCCM is not a viable enterprise. Despite the increasingly difficult situation, FCCM's management and employees have demonstrated the highest professionalism and commitment in their efforts to preserve the business and to ensure the safety of its operations. GWI continues to seek an agreement with the Mexican Government as quickly as possible."

    CONTACT:  Timothy J. Gallagher, Chief Financial Officer, 203-629-3722

    Website:  www.gwrr.com

SOURCE  Genesee & Wyoming Inc.
    -0-                             11/01/2006
    /CONTACT: Timothy J. Gallagher, Chief Financial Officer, Genesee & Wyoming Inc., +1-203-629-3722/
    /Web site:  http://www.gwrr.com/